Filed pursuant to Rule 424(b)(5)
Registration No. 333-138919

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount	Offering Price	Aggregate	Amount of
Securities to be Registered	to be Registered	Per Share(1)	Offering Price(1)	Registration Fee(2)
Common stock, par value $.001 per share	8,240,552	$61.65	$508,030,031	$15,597

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of Inverness Medical Innovations, Inc. common stock, par value $0.001 per share, as reported on the American Stock Exchange on November 1, 2007.

(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-138919) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT	SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2007
(To Prospectus dated November 22, 2006)

7,165,698 Shares

Common Stock

We are offering 7,000,000 shares and the selling stockholders are offering 165,698 shares of our common stock. Our common stock is listed on the American Stock Exchange under the symbol “IMA.” The last reported sale price of our common stock on the American Stock Exchange on November 7, 2007 was $61.82 per share.

	Per Share	Total

Public Offering Price	$	$

Underwriting Discounts and Commissions	$	$

Proceeds to Us, Before Expenses	$	$

Proceeds to the Selling Stockholders, Before Expenses	$	$

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters a 30-day option to purchase up to an additional 1,074,854 shares of common stock to cover over-allotments.

The underwriters expect to deliver the shares on or about          , 2007.

Joint Book-Running Managers

UBS Investment Bank	Jefferies & Company	Merrill Lynch & Co.

Leerink Swann	Stifel Nicolaus

The date of this prospectus supplement is          , 2007.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not, and the underwriters and selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

The registered trademarks of Inverness Medical Innovations, Inc. and its subsidiaries used in this prospectus supplement and the accompanying prospectus include, but are not limited to, Allbee®, Inverness Medical®, Ostex®, Posture®-D, Protegra®, Signify®, Stresstabs®, Wampole® and Z-Bec®. This prospectus supplement and the accompanying prospectus also contain trademarks and service marks of other companies.

i

Special statement regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other “forward-looking” information. There may be events in the future that we are not able to predict accurately or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We caution investors that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those we discuss in this prospectus supplement. These differences may be the result of various factors, including those factors referenced in the “Risk Factors” section in this prospectus supplement. Some important additional factors that could cause our actual results to differ materially from those projected in any such forward-looking statements are as follows:

➢	economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, and the potential effect of such fluctuations on revenues, expenses and resulting margins;

➢	competitive factors, including technological advances achieved and patents attained by competitors and generic competition;

➢	domestic and foreign healthcare changes resulting in pricing pressures, including the continued consolidation among healthcare providers, trends toward managed care and healthcare cost containment and government laws and regulations relating to sales and promotion, reimbursement and pricing generally;

➢	government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing;

➢	manufacturing interruptions, delays or capacity constraints or lack of availability of alternative sources for components for our products, including our ability to successfully maintain relationships with suppliers, or to put in place alternative suppliers on terms that are acceptable to us;

➢	difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals or clearances in the United States and abroad, gain and maintain market approval or clearance of products and the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights which can preclude or delay commercialization of a product;

➢	significant litigation adverse to us, including product liability claims, patent infringement claims and antitrust claims;

➢	our ability to comply with regulatory requirements, including the outcome of the Securities and Exchange Commission’s, or the SEC’s, ongoing investigation into the revenue recognition issues at our Wampole subsidiary disclosed in June 2005 and the ongoing inquiry by the Federal Trade Commission, or the FTC, of our acquisition of the Innovacon business;

➢	product efficacy or safety concerns resulting in product recalls or declining sales;

➢	the impact of business combinations, including acquisitions and divestitures;

➢	our ability to successfully complete and integrate business acquisitions;

ii

Special statement regarding forward-looking statements

➢	the impact of our joint venture transaction with The Procter & Gamble Company, or P&G, on our future financial performance;

➢	our ability to successfully put to use the proceeds we received in connection with the formation of our joint venture with P&G;

➢	our ability to manage our substantial level of indebtedness and to satisfy the financial covenants and other conditions contained in the agreements governing our indebtedness;

➢	our ability to obtain required financing on terms that are acceptable to us; and

➢	the issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or the SEC.

The foregoing list sets forth many, but not all, of the factors that could impact upon our ability to achieve results described in any forward-looking statements. Readers should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described above and elsewhere in this prospectus supplement, including the documents incorporated by reference, could harm our business, prospects, operating results and financial condition. We do not undertake any obligation to update any forward-looking statements as a result of future events or developments, except as otherwise required by law.

iii

Prospectus supplement summary

This summary highlights information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this prospectus supplement carefully, including the accompanying prospectus and the documents incorporated by reference, including the risk factors and our consolidated financial statements and the notes to those statements. Unless we state otherwise or the context indicates otherwise, references to “Inverness,” “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus refer to Inverness Medical Innovations, Inc. and its subsidiaries.

OUR BUSINESS

We are a global leader in rapid point-of-care diagnostics. Our products, as well as our new product development efforts, focus on infectious disease, blood borne pathogens, cardiology, oncology, drugs of abuse and women’s health. We have grown our businesses by making selected strategic acquisitions and leveraging our proprietary lateral flow immunoassay technology and our strong intellectual property portfolio. We have an experienced research and development team and a continuing commitment to product development, and have a demonstrated capability for introducing new and innovative products through internal research and development efforts. Our business currently is organized into three reportable segments: professional diagnostic products, consumer diagnostic products and vitamins and nutritional supplements. Additionally, we plan to expand our offerings into health management with our pending acquisition of Alere Medical, Inc., as described in more detail under “—Recent Developments.”

We are a leader in the worldwide professional point-of-care diagnostic test market. Our professional diagnostic products are sold in approximately 90 countries through our direct sales force and an extensive network of independent global distributors. Our products, as well as our new product development efforts, focus on infectious disease, blood borne pathogens, cardiology, oncology, drugs of abuse and women’s health. We offer our customers an extensive array of rapid diagnostic test products that address the need for quick and accurate results at the point-of-care. We also offer products in a variety of other platforms, including enzyme-linked immunosorbent assay, or ELISA, tests, the AtheNA Multi-Lyte ANA Test System, indirect fluorescent antibody, or IFA, and microbiology assay tests and serology diagnostic products.

During the last three years, we have substantially broadened our professional diagnostic test product offerings through acquisitions and other strategic transactions. Through our acquisition of Binax, Inc. in 2005, we acquired rapid diagnostic tests for legionella, strep, respiratory syncytial virus, or RSV, and influenza. During 2005, we also acquired from Abbott Laboratories the Determine line of HIV, hepatitis and syphilis products that we currently sell outside of the United States. We also expanded our drugs of abuse testing business through our 2006 acquisition of the Innovacon business and our 2007 acquisition of Instant Technologies, Inc. We also entered into distribution agreements for a variety of products including HIV I & II tests for the U.S. market, a fecal-occult blood, or FOB, test for colon cancer and a d-dimer test for deep vein thrombosis. More recently, through our acquisitions of Biosite Incorporated in June 2007 and Cholestech Corporation in September 2007, we expanded our cardiology testing business. From Biosite, we acquired our Biosite Triage BNP Tests, which measure B-type natriuretic peptide, a hormone present at elevated levels in patients with heart failure, and our other Biosite Triage cardiology products, which include several multimarker panels intended to aid in the diagnosis of various cardiovascular conditions. From Cholestech, we acquired rapid diagnostic tests for cholesterol, related lipids, glucose and liver function that are used to test patients at risk of or suffering from heart disease, diabetes and liver disease. We have also recently acquired HemoSense, Inc., which develops, manufactures and sells easy-to-use, handheld blood coagulation monitoring systems for use by patients and healthcare professionals in the management of warfarin medication. Warfarin is an oral anticoagulation, or blood thinning, drug given to patients to prevent potentially lethal blood clots. Our acquisitions of Biosite, Cholestech and HemoSense are described in more detail under “—Recent

Developments.” We have also completed several smaller acquisitions aimed at building our distribution capabilities in strategic markets around the world. Our recent acquisition of Bio-Stat Healthcare Group and our pending acquisition of Panbio Ltd., in Australia are recent examples of our activity in this area.

Our consumer diagnostics products business consists primarily of our interest in SPD Swiss Precision Diagnostics GmbH and the other entities that comprise our 50/50 consumer diagnostics joint venture with P&G that we formed in May 2007, which we refer to as our SPD joint venture or SPD. Our SPD joint venture was established for the development, manufacturing, marketing and sale of existing and to-be-developed consumer diagnostic products, outside the cardiology, diabetes and oral care fields and holds a leadership position in the worldwide over-the-counter pregnancy and fertility/ovulation test market. SPD is the only participant in this market that has products in the premium branded sector (Clearblue and Clearblue Easy Digital), the value branded sector (Fact plus and Accu-Clear) and the private label sector. The Clearblue pregnancy test was the first one-step pregnancy test and currently holds a leadership position globally. The Clearblue Easy Digital brands of pregnancy and fertility/ovulation prediction tests were the first such consumer diagnostic tests to display test results in words, and the Clearblue Easy Fertility Monitor remains the only hormone-based reusable monitoring device available for home use to assist women attempting to conceive. Additionally, SPD supplies Johnson & Johnson with the digital and non-digital versions of its premium branded e.p.t pregnancy tests through separate supply agreements terminating in 2008 and 2009, respectively. SPD sells our premium and value branded products over-the-counter through drugstores, groceries and mass merchandisers, and it sells our private label products to major retailers, including Walgreens, CVS, RiteAid, Eckerd and Boots.

Inverness Medical Innovations, Inc. is a Delaware corporation. Our principal executive offices are located at 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453 and our telephone number is (781) 647-3900. Our website is http://www.invernessmedical.com. The information found on or accessible through our website is not part of this prospectus supplement.

OUR STRATEGY

By developing new capabilities in near-patient diagnosis, monitoring and health management, we enable individuals to take charge of improving their health and quality of life. We are building on our current position as a worldwide leader in the professional rapid diagnostics marketplace though product line expansions, selective acquisitions and continued innovation in order to bring diagnostic testing to the physician’s office and ultimately into the hands of the individual. We plan to further expand our position in the consumer rapid diagnostic test product market, including the over-the-counter pregnancy and fertility/ovulation test market, through our SPD joint venture. The key elements of our strategy for achieving these goals are to:

➢	Continue to develop innovative diagnostic products—We intend to leverage our management team’s collective experience in the rapid test diagnostic sector and our significant intellectual property portfolio to develop superior and innovative diagnostic products in the areas of infectious disease, blood borne pathogens, cardiology, oncology, drugs of abuse and women’s health. In particular, we intend to continue our focus on developing products for the cardiology diagnostics market.

➢	Selectively acquire complementary product lines and distribution capabilities—We plan to continue to pursue selective acquisitions, particularly acquisitions that would increase the market penetration and breadth of our product offerings and expand our distribution capabilities. We have significant experience in evaluating and completing acquisitions of businesses, technologies and intellectual property and in integrating acquired businesses.

➢	Maximize market penetration of our products—We will continue to build and leverage our global distribution capability to further penetrate our existing markets and facilitate the introduction of new products. Our entry into the health management sector with our pending acquisition of Alere Medical, a provider of health management services, as described in more detail under “—Recent Developments,” as well as our acquisition on June 7, 2007 of Quality Assurance Services, Inc., a provider of diagnostic home tests and services, represents a key element of this strategy. Alere will enable us to develop key relationships not only with the doctors and patients who will use our future diagnostic and monitoring products but also with the insurers and regulators. Our SPD joint venture allows us to benefit from P&G’s consumer products marketing and sales capabilities and resources, thereby increasing the long-term value of the diagnostic products we develop. It also enables us to focus our investments in the development of new rapid test products and continued strengthening of our global marketing and sales force to further penetrate the professional laboratory and physician’s office diagnostic markets.

➢	Manufacture high quality products at low cost—An important element of our strategy is to reduce costs through the use of efficient high quality manufacturing operations that can leverage the common technology platforms that underpin many of our mature products. A critical element of this strategy was our acquisition of ABON Biopharm (Hangzhou) Co., or ABON, the owner of a new 300,000 square foot state-of-the-art facility located in Hangzhou, China, from ACON Laboratories in May 2006. To date, in addition to units manufactured by our Shanghai joint venture, we have transferred approximately 50 million units of production capacity from our U.S. and U.K. plants to ABON, with another 50 million units of production capacity on schedule to transfer over the next few years.

RECENT DEVELOPMENTS

On June 29, 2007, we completed our acquisition of Biosite Incorporated, a publicly-traded global medical diagnostic company utilizing a biotechnology approach to create products for the diagnosis of critical diseases and conditions. The acquisition was structured as a cash tender offer followed by a merger, with Biosite stockholders receiving $92.50 for each share of Biosite common stock. The total cash purchase price was $1.6 billion, including $68.4 million in estimated direct acquisition costs. Additionally, Biosite employee stock options outstanding at the time of the acquisition were converted into options to purchase an aggregate of 2,111,570 shares of our common stock. We funded the acquisition, in part, with the proceeds from a $1.05 billion first lien loan facility, consisting of a $900 million term loan and a $150 million revolving credit line, and a $250 million second lien term loan, both of which were consummated on June 26, 2007.

On August 27, 2007, we entered into an agreement to acquire substantially all of the assets of Matritech, Inc. for aggregate consideration of $36 million, payable in shares of our common stock. In addition, we will pay Matritech up to $2 million of incremental consideration, in cash and/or our common stock, conditioned on the achievement of certain revenue targets for the twelve-month period following the closing. Matritech is a developer and marketer of protein-based diagnostic products for the early detection of cancer. Matritech’s product, the NMP22 BladderChek Test is a point-of-care test cleared by the FDA for both the diagnosis and monitoring of bladder cancer. The acquisition is expected to close in the fourth quarter of 2007, subject to approval by Matritech’s stockholders and the satisfaction of other customary closing conditions.

On September 12, 2007, we completed our acquisition of Cholestech Corporation, a provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and inflammatory disorders. The transaction was structured as a stock-for-stock deal, with Cholestech stockholders receiving 0.43642 shares of our common stock for each Cholestech share, or a total of approximately 6,840,361 shares of our common stock. We also agreed to assume options to purchase an aggregate of approximately 733,079 shares of our common stock in the acquisition.

On October 2, 2007, we acquired Bio-Stat Healthcare Group, a distributor of both core laboratory and point-of-care diagnostic testing products to the U.K. market place, for approximately $33.4 million in cash. In addition, we will pay an earn-out of up to a maximum of approximately $14.6 million in cash based on Bio-Stat’s 2007 results.

On October 8, 2007, we announced an agreement to acquire Panbio Ltd., an international diagnostics company headquartered in Brisbane, Australia, that develops, manufactures and markets to a worldwide customer base diagnostic tests, including tests used in the diagnosis of flaviviruses and other arthropod-borne viruses. We have agreed to acquire all of the issued shares in Panbio for 0.65 Australian dollars per share, or, in the aggregate, approximately US$37.0 million based on current exchange rates. The acquisition is subject to approval by Panbio stockholders at a meeting expected to be held in December 2007, as well as the satisfaction of various other conditions.

On October 24, 2007, we entered into an agreement to acquire Alere Medical, Inc., a provider of health management services helping patients with chronic illnesses, including heart failure, coronary artery disease, diabetes and asthma, manage their conditions through a unique combination of at-home monitoring, patient education, and nurse-patient relationships. We have agreed to pay a purchase price for Alere Medical comprised of approximately $125 million in cash and 3,035,760 shares of our common stock. In addition, we have agreed to convert outstanding Alere Medical options into options to purchase our common stock; provided that the number of shares of our common stock paid as part of the purchase price will be reduced by the value of any options converted. The transaction is expected to close in November 2007, subject to satisfaction of customary closing conditions.

On November 6, 2007, we completed our previously announced acquisition of HemoSense, Inc., a developer and marketer of point-of-care testing products for therapeutic drug monitoring. The transaction was structured as a stock-for-stock deal, with Hemosense stockholders receiving 0.274192 shares of our common stock for each Hemosense share, or a total of approximately

3,691,387 shares of our common stock. We also agreed to assume options and warrants to purchase approximately 665,242 shares of our common stock. HemoSense, headquartered in San Jose, California, develops, manufactures and sells handheld blood coagulation monitoring systems used by patients and healthcare professionals in the management of warfarin medication. The HemoSense product, the INRatio System, measures the patient’s blood clotting time to ensure that patients with a propensity to form clots are maintained within the therapeutic range with the proper dosage of oral anticoagulant therapy.

The offering

Common stock offered by us	7,000,000 shares

Common stock offered by the selling stockholders	165,698 shares

Common stock to be outstanding after this offering	62,150,088 shares

Use of proceeds	We expect to use the net proceeds from this offering for working capital and other general corporate purposes, including the financing of potential acquisitions or other investments, if and when suitable opportunities arise, and for capital expenditures. We also may use a portion of the net proceeds to fund the acquisition of Panbio Ltd. that is described in “—Recent Developments.” We will not receive any of the net proceeds from the sale of shares of our common stock by the selling stockholders. See “Use of Proceeds.”

Over-allotment option	We have granted the underwriters an option to purchase up to an additional 1,074,854 shares solely to cover over-allotments.

Risk factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-9 of this prospectus supplement before investing in our common stock.

American Stock Exchange symbol	IMA

The number of shares to be outstanding after the offering is based on the number of shares outstanding as of September 30, 2007. Unless we specifically state otherwise, the information contained in this prospectus supplement excludes:

➢	6,696,740 shares of our common stock issuable upon the exercise of stock options issued under our stock option plans and assumed in connection with acquisitions and outstanding as of September 30, 2007 having a weighted average exercise price of $28.07 per share, of which 339,975 have been issued as of November 1, 2007;

➢	305,527 shares of common stock issuable upon exercise of outstanding warrants as of September 30, 2007, having a weighted-average exercise price of $16.43 per share, none of which have been issued as of November 1, 2007;

➢	an additional 407,610 shares of common stock available for future issuance under our stock option plans and employee stock purchase plan as of September 30, 2007, of which 288,000 are subject to options that have been granted as of November 1, 2007;

➢	an additional number of shares of common stock expected to be made available for issuance under our stock option plan, subject to approval by our stockholders at a special meeting scheduled for December 20, 2007, which additional number of shares is expected to be 3,000,000 or less;

➢	3,691,387 shares of common stock issued, and options and warrants to purchase approximately 665,242 shares of common stock assumed, on November 6, 2007 in connection with our acquisition of HemoSense, Inc.

➢	the shares of common stock issuable, and options to purchase shares of common stock assumed, upon our acquisition of Alere Medical, Inc. and Matritech, Inc. as described in “—Recent Developments,” which we estimate to be 3,618,096 shares of common stock assuming no options are assumed in the Alere Medical acquisition and the number of shares to be issued in the Matritech acquisition are valued at a price per share of $61.82, which was the last reported sale price of our common stock on the American Stock Exchange on November 7, 2007; and

➢	up to 1,074,854 additional shares of common stock that we have agreed to sell if the underwriters exercise in full their over-allotment option.

Summary consolidated financial data

The following tables set forth our summary consolidated financial data as of the dates and for the periods shown. The consolidated statement of operations data set forth below for the years ended December 31, 2004, 2005 and 2006 and our summary consolidated balance sheet data as of December 31, 2006 are derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus, which have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as indicated in their report. The consolidated statement of operations data set forth below for the nine months ended September 30, 2006 and 2007 and our summary consolidated balance sheet data as of September 30, 2007 are derived from our unaudited consolidated financial statements, which in the opinion of management contain all adjustments necessary for a fair presentation of such consolidated financial data. Operating results for these periods are not necessarily indicative of the operating results for a full year. Historical results are not necessarily indicative of the results to be expected in future periods. The summary consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements, including the related notes thereto, and “Management’s Discussion and Analysis of Financial Condition And Results Of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006, as amended by Amendment No. 1, and in our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2007, each as incorporated by reference in this prospectus supplement and the accompanying prospectus.

				Nine Months
	Year Ended December 31,			Ended September 30,
	2004	2005	2006	2006	2007

				(unaudited)
	(in thousands, except per share data)

Consolidated Statement of Operations:
Net product sales	$365,432	$406,457	$552,130	$400,246	$534,521
License and royalty revenue	8,559	15,393	17,324	12,200	17,059

Net revenue	373,991	421,850	569,454	412,446	551,580
Cost of sales	226,987	269,538	340,231	250,551	296,604

Gross profit	147,004	152,312	229,223	161,895	254,976
Operating expenses:
Research and development	31,954	30,992	48,706	34,789	44,649
Purchase of in-process research and development	—	—	4,960	4,960	169,000
Sales and marketing	57,957	72,103	94,445	69,498	104,847
General and administrative	52,707	59,990	71,243	51,606	119,161
Loss on dispositions, net	—	—	3,498	3,191	—
Operating income (loss)	4,386	(10,773)	6,371	(2,149)	(182,681)
Interest expense, including amortization of original issue discount and write-off of deferred financing costs	(22,114)	(21,795)	(26,570)	(20,796)	(56,238)
Other income (expense), net	3,407	20,178	8,748	3,690	8,822

Loss before provision for income taxes	(14,321)	(12,390)	(11,451)	(19,255)	(203,097)
Provision for income taxes	2,275	6,819	5,727	3,884	1,550
Equity earnings of unconsolidated entities, net of tax	—	—	336	270	2,666

Net loss	$(16,596)	$(19,209)	$(16,842)	$(22,869)	$(228,981)

Net loss available to common stockholders—basic and diluted:(1)	$(17,345)	$(19,209)	$(16,842)	$(22,869)	$(228,981)

Net loss per common share
basic and diluted:(1)	$(0.87)	$(0.79)	$(0.49)	$(0.70)	$(4.89)

(1)	Computed as described in our historical financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	December 31, 2006	September 30, 2007
		(unaudited)
	(in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$71,104	$153,345
Working capital	133,313	315,157
Total assets	1,085,771	3,491,541
Total debt	202,976	1,350,153
Deferred gain on joint venture	—	302,514
Total stockholders’ equity	714,138	1,307,049

Risk factors

Except for the historical information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein, this prospectus supplement and the accompanying prospectus (and the information incorporated by reference in this prospectus supplement and the accompanying prospectus) contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and those discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, as amended by Amendment No. 1, and subsequent Quarterly Reports on Form 10-Q filed with the SEC and incorporated herein by reference.

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should consider carefully these risks, in addition to the other information contained in this prospectus supplement, the accompanying prospectus and the documents and information incorporated by reference herein or therein before purchasing any of our securities. Each of these risks could adversely affect our business, operating results and financial condition. In such event, the market price of our common stock could decline and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

We have broad discretion in the use of proceeds from this offering.

We may use a portion of the net proceeds we receive from this offering to fund the acquisition of Panbio Ltd. The remaining net proceeds will be retained for working capital and other general corporate purposes, including the financing of potential acquisitions or other investments, if and when suitable opportunities arise, and for capital expenditures, in our sole discretion. Our management will have broad discretion over the use and investment of the remaining net proceeds of this offering, and accordingly investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning management’s specific intentions.

Use of proceeds

We estimate that the net proceeds to us from the sale of our common stock in this offering will be approximately $414.9 million, assuming a public offering price of $61.82 per share, which was the last reported sale price of our common stock on the American Stock Exchange on November 7, 2007, and after deducting estimated underwriting discounts and commissions and our estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $478.7 million. A $1.00 increase (decrease) in the assumed public offering price of $61.82 would increase (decrease) the net proceeds to us from this offering by $6.7 million, assuming the number of shares offered by us remains the same and no exercise of the over-allotment option and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds we receive from this offering for working capital and other general corporate purposes, including the financing of potential acquisitions or other investments, if and when suitable opportunities arise, and for capital expenditures, in our sole discretion. We also may use a portion of the net proceeds to fund the acquisition of Panbio Ltd. that is described in “Prospectus Supplement Summary—Recent Developments.” Otherwise, we currently have no agreements or commitments to complete any acquisition that we intend to fund using the net proceeds from this offering.

Due to the rapidly changing nature of the markets in which we operate, the amounts we actually spend on general corporate purposes will depend on a number of factors, including revenue growth, if any, and the amount of cash we generate from operations. Until allocated for specific use, we will invest the remaining net proceeds in government securities and other short-term, investment-grade securities.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Dilution

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value on September 30, 2007 was a deficit of approximately $1.2 billion, or approximately $20.94 per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding.

As adjusted net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the sale by us of 7,000,000 shares of our common stock in this offering, assuming a public offering price of $61.82 per share, which was the last reported sale price of our common stock on the American Stock Exchange on November 7, 2007, and deducting estimated underwriting discounts and commissions and our estimated offering expenses, our as adjusted net tangible book value as of September 30, 2007 would have been a deficit of $11.90 per share. This amount represents an immediate increase in net tangible book value of $9.04 per share to existing shareholders and an immediate dilution in net tangible book value of $73.72 per share to purchasers of common stock in this offering, as illustrated in the following table:

Assumed public offering price per share of common stock		$61.82
Net tangible book deficit per share as of September 30, 2007	$(20.94)
Increase in net tangible book value per share attributable to new investors	9.04

As adjusted net tangible book deficit per share after this offering		(11.90)

Dilution per share to new investors		$73.72

If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value as of September 30, 2007 would have been a deficit of $10.69 per share, representing an increase to existing shareholders of $10.25 per share, and there will be an immediate dilution of $72.51 per share to new investors.

A $1.00 increase (decrease) in the assumed public offering price of $61.82 would increase (decrease) our as adjusted net tangible book value per share after this offering by $0.11 per share and the dilution in net tangible book value to new investors by $0.89 per share, assuming the number of shares offered by us remains the same, and no exercise of the over-allotment option and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock in the table above excludes:

➢	6,696,740 shares of our common stock issuable upon the exercise of stock options issued under our stock option plans and assumed in connection with acquisitions and outstanding as of September 30, 2007 having a weighted average exercise price of $28.07 per share, of which 339,975 have been issued as of November 1, 2007;

➢	305,527 shares of common stock issuable upon exercise of outstanding warrants as of September 30, 2007, having a weighted-average exercise price of $16.43 per share, none of which have been issued as of November 1, 2007;

➢	an additional 407,610 shares of common stock available for future issuance under our stock option plans and employee stock purchase plan as of September 30, 2007, of which 288,000 are subject to options that have been granted as of November 1, 2007;

➢	an additional number of shares of common stock expected to be made available for issuance under our stock option plan, subject to approval by our stockholders at a special meeting scheduled for December 20, 2007, which additional number of shares is expected to be 3,000,000 or less;

➢	3,691,387 shares of common stock issued, and options and warrants to purchase approximately 665,242 shares of common stock assumed, on November 6, 2007 in connection with our acquisition of HemoSense, Inc.

➢	the shares of common stock issuable, and options to purchase shares of common stock assumed, upon our acquisition of Alere Medical, Inc. and Matritech, Inc. as described in “Prospectus Supplement Summary—Recent Developments,” which we estimate to be 3,618,096 shares of common stock assuming no options are assumed in the Alere Medical acquisition and the number of shares to be issued in the Matritech acquisition are valued at a price per share of $61.82, which was the last reported sale price of our common stock on the American Stock Exchange on November 7, 2007; and

➢	up to 1,074,854 additional shares of common stock that we have agreed to sell if the underwriters exercise in full their over-allotment option.

The issuance of these shares could cause further dilution to new investors.

Price range of common stock

Our common stock is traded on the American Stock Exchange under the symbol “IMA.” The following table sets forth, for the periods indicated, the range of high and low sales prices per share of our common stock as reported by the American Stock Exchange.

	Sales Price
	High	Low

Fiscal year ended December 31, 2005
First quarter	$25.87	$20.49
Second quarter	$29.99	$21.25
Third quarter	$29.51	$24.70
Fourth quarter	$27.01	$21.90
Fiscal year ended December 31, 2006
First quarter	$29.00	$23.63
Second quarter	$32.00	$24.60
Third quarter	$36.02	$25.99
Fourth quarter	$41.50	$34.01
Fiscal year ended December 31, 2007
First quarter	$44.72	$36.90
Second quarter	$53.85	$38.00
Third quarter	$55.79	$44.17
Fourth quarter (through November 7, 2007)	$65.00	$53.55

On November 7, 2007, the closing sale price of our common stock, as reported by the American Stock Exchange, was $61.82 per share. On that date, there were approximately 967 holders of record of our common stock.

Dividend policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain earnings to support our growth strategy and do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, on our common stock will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, restrictive covenants under our senior credit facilities currently prohibit the payment of cash or stock dividends.

Description of common stock

The following summary description of our common stock is based on the provisions of our Restated Certificate of Incorporation, as amended, or our Certificate of Incorporation, and amended and restated bylaws, or our Bylaws, and the applicable provisions of the General Corporation Law of the State of Delaware, or the DGCL. This description is not complete and is subject to, and is qualified in its entirety by reference to our Certificate of Incorporation, Bylaws and the applicable provisions of the DGCL. For information on how to obtain copies of our Certificate of Incorporation and Bylaws, see “Where You Can Find More Information” in the accompanying prospectus.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of September 30, 2007, we had 55,150,088 shares of common stock and no shares of preferred stock issued and outstanding.

COMMON STOCK

Voting Rights.  The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends.  Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. We may pay dividends consisting of shares of common stock to holders of shares of common stock.

Other Rights.  Upon the liquidation, dissolution or winding up of our company, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock, subject to the preferential rights of any preferred stock then outstanding. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK

Our certificate of incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management. There are no shares of preferred stock currently outstanding.

INDEMNIFICATION MATTERS

Our Certificate of Incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. This provision does not alter a director’s liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our Bylaws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of us. Our Bylaws also provide for the advancement of expenses to directors and, in the discretion of our board of directors, officers and non-officer employees. In addition, our Bylaws provide that the right of directors and officers to indemnification shall be a contractual right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors’ and officers’ insurance against certain liabilities. We believe that the limitation of liability and indemnification provisions of our Certificate of Incorporation and Bylaws and directors’ and officers’ insurance, will assist us in attracting and retaining qualified individuals to serve as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be provided to our directors or officers, or persons controlling our company as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS THAT MAY HAVE ANTI-TAKEOVER EFFECTS

Certain provisions of our Certificate of Incorporation and Bylaws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which particular stockholders may deem to be in their best interests.

These provisions also could have the effect of discouraging open market purchases of our common stock because these provisions may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or elect a new director to our board.

Classified Board of Directors.  Our board of directors is divided into three classes serving staggered three-year terms, with one-third of the board being elected each year. Our classified board, together with certain other provisions of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board, may prevent a stockholder from removing, or delay the removal of, incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by such removal with its own nominees.

Director Vacancies and Removal.  Our certificate of incorporation provides that the affirmative vote of a majority of the remaining directors is necessary to fill vacancies in our board of directors, except for any directorship that is to be filled exclusively by holders of preferred stock. Our Certificate of Incorporation provides that directors, other than those elected exclusively by the holders of preferred stock, may be removed from office only with cause and only by the affirmative vote of holders of at least seventy-five percent of the shares then entitled to vote in an election of directors.

No Common Stockholder Action by Written Consent.  Our Certificate of Incorporation provides that any action required or permitted to be taken by the holders of our common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

Special Meetings of Stockholders.  Our Certificate of Incorporation and Bylaws provide that only our board of directors may call a special meeting of stockholders. Our Bylaws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

Advance Notice of Director Nominations and Stockholder Proposals.  Our Bylaws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. A stockholder’s notice of a director nomination or proposal will be timely if delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.

Amendment of the Certificate of Incorporation.  As required by Delaware law, any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to common stockholder action by written consent, directors (other than those provisions contained in any certificate of designation relating to preferred stock), limitation of liability and the amendment of our certificate of incorporation must be approved by not less than seventy-five percent of the outstanding shares entitled to vote with respect to such amendment.

Amendment of By-Laws.  Our Certificate of Incorporation and Bylaws provide that our Bylaws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least seventy-five percent of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

STATUTORY BUSINESS COMBINATION PROVISION

We are subject to Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from completing a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years after the date such person became an “interested stockholder” unless:

➢	before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

➢	upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

➢	following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation’s outstanding voting stock.

The term “business combination” includes mergers, consolidations, asset sales involving 10% or more of a corporation’s assets and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our Certificate of Incorporation nor our Bylaws contain any such exclusion.

TRADING ON THE AMERICAN STOCK EXCHANGE

Our common stock is listed on the American Stock Exchange under the symbol “IMA.”

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Selling stockholders

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholder as of October 31, 2007, the number of shares of common stock being offered by the selling stockholders pursuant to this prospectus supplement and the total number of shares of common stock that the selling stockholders will beneficially own upon completion of this offering.

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that were exercisable as of October 31, 2007 or will become exercisable within 60 days after October 31, 2007. The shares issuable under those options are treated as if they were outstanding for computing the percentage ownership of the person holding those options but are not treated as if they were outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the principal address of each of the selling stockholders below is c/o Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453.

			Common	Percentage
	Common Stock	Common	Stock to be	of All
	Beneficially	Stock Offered	Owned After	Common
Name	Owned	Hereby	Offering(1)	Stock(2)

David Scott, Ph.D.(3)	745,771	44,788	700,983	1.3%
Jerry McAleer, Ph.D(4)	672,139	75,000	597,139	1.1%
David Toohey(5)	119,798	13,480	106,318	*
John Yonkin(6)	84,411	8,000	76,411	*
John Bridgen, Ph.D.(7)	96,797	13,430	83,367	*
Paul T. Hempel(8)	52,659	11,000	41,659	*

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Assumes that all shares of common stock offered by this prospectus supplement will be sold by the selling stockholders.

(2)	This number represents the percentage of common stock to be owned by the selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of October 31, 2007 (55,480,180 shares).

(3)	Dr. Scott is our Chief Scientific Officer and a member of our Board of Directors. The number of shares beneficially owned by Dr. Scott includes 295,227 shares of common stock underlying options exercisable within 60 days from October 31, 2007.

(4)	Dr. McAleer is our Vice President, Research and Development and Vice President, Cardiology and a member of our Board of Directors. The number of shares beneficially owned by Dr. McAleer includes 395,580 shares of common stock underlying options exercisable within 60 days from October 31, 2007.

(5)	Mr. Toohey is our President, Professional Diagnostics. The number of shares beneficially owned by Mr. Toohey includes 113,631 shares of common stock underlying options exercisable within 60 days from October 31, 2007.

(6)	Mr. Yonkin is our President, U.S. Point of Care and President, Nutritionals. The number of shares beneficially owned by Mr. Yonkin includes 69,318 shares of common stock underlying options exercisable within 60 days from October 31, 2007.

(7)	Dr. Bridgen is our Vice President, Strategic Business Development. The number of shares beneficially owned by Dr. Bridgen includes 94,164 shares of common stock underlying options exercisable within 60 days from October 31, 2007.

(8)	Mr. Hempel is our Senior Vice President and Secretary. The number of shares beneficially owned by Mr. Hempel includes 47,994 shares of common stock underlying options exercisable within 60 days from October 31, 2007.

Underwriting

Subject to the terms and conditions set forth in an underwriting agreement between us, UBS Securities LLC, Jefferies & Company, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representatives of the several underwriters, each of the underwriters named below has severally agreed to purchase, and we and the selling stockholders have agreed to sell to each named underwriter, the number of shares of common stock set forth opposite its name in the following table.

Underwriter	Number of Shares

UBS Securities LLC
Jefferies & Company, Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Leerink Swann LLC
Stifel, Nicolaus & Company, Incorporated

Total	7,165,698

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares offered are subject to the satisfaction of some conditions. The underwriters are obligated to purchase all of the shares offered, if any of the shares are purchased, other than the shares covered by the over-allotment option described below. The underwriting agreement also provides that, in the event of a default by an underwriter, in some circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover of this prospectus supplement and to some dealers at that price less a concession not in excess of $      per share. The underwriters may allow, and those dealers may reallow, a discount not in excess of $      per share to other dealers. After this offering, the public offering price, the concession to selected dealers and reallowance to other dealers may be changed by the underwriters.

We have granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to 1,074,854 additional shares at the public offering price less the underwriting discount set forth on the cover of this prospectus supplement. The underwriters may exercise this option solely to cover any over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,074,854 additional shares.

		Total Without	Total With Full
	Per Share	Exercise of Option	Exercise of Option

Public offering price	$	$	$
Underwriting discounts and commissions payable by us	$	$	$
Proceeds to us before expenses	$	$	$
Underwriting discounts and commissions payable by the selling stockholders	$	$	$
Proceeds to the selling stockholders before expenses	$	$	$

We estimate that the total expenses related to this offering payable by us, excluding estimated underwriting discounts and commissions, will be approximately $500,000.

This offering of our common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of the shares of our common stock in whole or in part.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make because of any of those liabilities.

We have agreed, for a period of 30 days after the date of this prospectus supplement, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of our common stock either owned as of the date of this prospectus supplement or thereafter acquired without the prior written consent of UBS Securities LLC, Jefferies & Company, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, subject to an exception for issuances of shares used as consideration for, or to finance, acquisitions, and other limited exceptions.

We have been advised by the representative of the underwriters that, in accordance with Regulation M, some persons participating in this offering may engage in transactions, including syndicate covering transactions, stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares at a level above that which might otherwise prevail in the open market.

A “syndicate covering transaction” is a bid for or the purchase of shares on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters in connection with this offering. The underwriters may create a short position by making short sales of our shares and may purchase shares in the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Short sales can either be “covered” or “naked.” “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares from us in this offering. “Naked” short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. If the underwriters create a syndicate short position, they may choose to reduce or “cover” that short position by either exercising all or part of the over-allotment option to purchase additional shares from us or by engaging in “syndicate covering transactions.” The underwriters must close out any naked short position by purchasing shares in the open market. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares through the over-allotment option.

A “stabilizing bid” is a bid for the purchase of shares on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A “penalty bid” is an arrangement that permits the representative to reclaim the selling concession from an underwriter or syndicate member when shares sold by such underwriter or syndicate member are purchased by the representative in a stabilizing or syndicate covering transaction and, therefore, have not been effectively placed by the underwriter or syndicate member.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the market price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be conducted on the American Stock Exchange or otherwise.

The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

Notice to investors

EUROPEAN ECONOMIC AREA

With respect to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including any applicable implementing measures, from and including the date on which the Prospectus Directive is implemented in that Member State, we have not made and will not make an offer of our common stock to the public in a Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, in accordance with the following exemptions under the Prospectus Directive, if they are implemented in such Relevant Member State, the offering of our common stock in this offering is only being made:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that such offer will not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in that Relevant Member State.

For the purposes of this provision, the expression an “offer of common stock to the public” means the communication to persons in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below.

UNITED KINGDOM

Shares of our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or otherwise in circumstances which have not resulted or will not result in an offer to the public in the United Kingdom within the meaning of the Financial Services and Markets Act 2000, or the FSMA.

In addition, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom or (2) persons who:

(a) are qualified investors as defined in section 86(7) of FSMA, being persons falling within the meaning of article 2.1(e)(i), (ii) or (iii) of the Prospectus Directive; and

(b) are either persons who fall within article 19(1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or Order, or are persons who fall within article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Order; or

(c) to whom it may otherwise lawfully be communicated in circumstances in which Section 21(1) of the FSMA does not apply.

Without limitation to the other restrictions referred to herein, any investment or investment activity to which this offering circular relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) above) should not rely or act upon this communication.

SWITZERLAND

Our common stock may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus supplement nor any other solicitation for investments in our common stock may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the underwriters’ prior written consent. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common stock on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The common stock offered hereby has not and will not be registered with the Swiss Federal Banking Commission and has not and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our common stock.

JAPAN

This offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Legal matters

Goodwin Procter llp will pass upon the validity of the common stock being offered by this prospectus supplement. Jones Day will pass upon certain legal matters for the underwriters in connection with this offering.

Prospectus

INVERNESS MEDICAL INNOVATIONS, INC.

Warrants
Stock Purchase Contracts
Units
Common Stock
Preferred Stock
Depositary Shares

This prospectus provides you with a general description of equity securities that Inverness Medical Innovations, Inc. may offer and sell from time to time. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that sale and may add to or update the information in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in our securities.

Inverness Medical Innovations, Inc. may offer and sell these securities to or through one or more underwriters, dealers and/or agents on a continuous or delayed basis.

Our common stock is listed on the American Stock Exchange under the symbol “IMA.” On November 21, 2006 the last reported sale price of our common stock on the American Stock Exchange was $40.20.

Investing in our securities involves various risks. In our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, we identify and discuss risk factors that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 22, 2006

i

ABOUT THIS PROSPECTUS

This document is called a “prospectus,” and it provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The Company has filed a registration statement with the Securities and Exchange Commission, or the “SEC,” using a shelf registration process. Under this shelf process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street addresses are provided under the heading “Where You Can Find More Information.”

When acquiring securities, you should rely only on the information provided in this prospectus and in the related prospectus supplement, including any information incorporated by reference. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in the prospectus and related prospectus supplement. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete as of any date other than the date indicated on the cover page of these documents.

This prospectus contains forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements on page 2 of this prospectus. You should also carefully consider the various risk factors incorporated by reference into this prospectus from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated by such forward-looking statements. You should not place undue reliance on our forward-looking statements.

Unless the context otherwise requires, all references to “we,” “us,” “our,” “our company” or “the Company” in this prospectus refer collectively to Inverness Medical Innovations, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

ABOUT INVERNESS MEDICAL INNOVATIONS, INC.

We are a leading global developer, manufacturer and marketer of in vitro diagnostic products for the over-the-counter pregnancy and fertility/ovulation test market and the professional rapid diagnostic test market. Our business is organized into three reportable segments: consumer diagnostic products, professional diagnostic products and vitamins and nutritional supplements. Through our consumer diagnostic products segment, we hold a leadership position in the worldwide over-the-counter pregnancy and fertility/ovulation test market. We sell our pregnancy and fertility/ovulation test products in the premium branded sector, the value branded sector and the private label sector. Through our professional diagnostics segment, we develop, manufacture and market an extensive array of innovative rapid diagnostic test products and other in vitro diagnostic tests to medical professionals and laboratories for detection of infectious diseases, drugs of abuse and pregnancy. We also manufacture and market a variety of vitamins and nutritional supplements under our brands and those of private label retailers primarily in the U.S. consumer market. We have grown our businesses by leveraging our strong intellectual property portfolio and making selected strategic acquisitions. Our consumer and professional diagnostic products are sold in approximately 90 countries through our direct sales force and an extensive network of independent global distributors.

Inverness Medical Innovations, Inc. is a Delaware corporation. Our principal executive offices are located at 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453 and our telephone number is (781) 647-3900. Our website is http://www.invernessmedical.com. The information found on our website is not part of this prospectus. Our common stock is listed on the American Stock Exchange under the symbol “IMA.”

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges is as follows for the periods indicated:

	Nine Months Ended
	September 30,				Year Ended December 31,
	2006		2005		2005		2004		2003		2002	2001
	(Unaudited)						(Restated)		(Restated)

Ratio of Earnings to Fixed Charges	0.2	x	0.6	x	0.5	x	0.4	x	2.0	x	—	—

(1)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before taxes plus fixed charges. Fixed charges consist of interest expense, redemption interest, dividends of preferred stock and the portion of rent expense deemed to represent interest.

(2)	Due to the loss from operations for the nine months ended September 30, 2006 and 2005 and the years ended December 31, 2005, 2004, 2002 and 2001, there were insufficient earnings of $19.4 million, $6.5 million, $12.4 million, $14.3 million, $19.2 million and $22.7 million, respectively, to cover fixed charges.

SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other “forward-looking” information. There may be events in the future that we are not able to predict accurately or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We caution investors that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those we discuss in this prospectus. These differences may be the result of various factors, including those factors identified from time to time in our periodic filings with the SEC. Some important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements are as follows:

•	economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, and the potential effect of such fluctuations on revenues, expenses and resulting margins;

•	competitive factors, including technological advances achieved and patents attained by competitors and generic competition;

•	domestic and foreign healthcare changes resulting in pricing pressures, including the continued consolidation among healthcare providers, trends toward managed care and healthcare cost containment and government laws and regulations relating to sales and promotion, reimbursement and pricing generally;

•	government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing;

•	manufacturing interruptions, delays or capacity constraints or lack of availability of alternative sources for components for our products, including our ability to successfully maintain relationships with suppliers, or to put in place alternative suppliers on terms that are acceptable to us;

•	difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals or clearances in the United States and abroad and the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights which can preclude or delay commercialization of a product;

•	significant litigation adverse to us including product liability claims, patent infringement claims and antitrust claims;

•	our ability to comply with regulatory requirements, including the outcome of the SEC’s ongoing investigation into the revenue recognition issues at our Wampole subsidiary disclosed in June 2005 and the ongoing inquiry by the Federal Trade Commission into our acquisition of certain assets from Acon Laboratories;

•	product efficacy or safety concerns resulting in product recalls or declining sales;

•	the impact of business combinations and organizational restructurings consistent with evolving business strategies;

•	our ability to reach a definitive agreement with The Procter & Gamble Company regarding the proposed joint venture transaction that we have previously announced and our ability to complete the proposed joint venture;

•	our ability to satisfy the financial covenants and other conditions contained in the agreements governing our indebtedness;

•	our ability to obtain required financing on terms that are acceptable to us; and

•	the issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or the SEC.

The foregoing list sets forth many, but not all, of the factors that could impact upon our ability to achieve results described in any forward-looking statements. Readers should not place undue reliance on our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described above and elsewhere in this prospectus could harm our business, prospects, operating results and financial condition. We do not undertake any obligation to update any forward-looking statements as a result of future events or developments.

HOW WE INTEND TO USE THE PROCEEDS

We currently intend to use the net proceeds from the sale of any securities under this prospectus for general corporate purposes, which may include:

•	the repayment of debt;

•	the possible repurchase of our common stock;

•	the financing of potential investments;

•	working capital; and

•	other purposes as mentioned in any prospectus supplement.

Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

DESCRIPTION OF WARRANTS WE MAY OFFER

Please note that in the sections entitled “Description of Warrants We May Offer,” “Description of Stock Purchase Contracts We May Offer,” “Description of Units We May Offer,” “Description of Common Stock We May Offer,” “Description of Preferred Stock We May Offer” and “Description of Depositary Shares We May Offer,” references to “we,” “our” and “us” refer only to Inverness Medical Innovations, Inc. and not to its consolidated subsidiaries. This section outlines some of the provisions of each warrant agreement pursuant to which warrants may be issued, the warrants or rights, and any warrant certificates. This information may not be complete in all respects and is qualified entirely by reference to any warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the applicable prospectus supplement. If so described in the prospectus supplement, the terms of that series of warrants may differ from the general description of terms presented below.

We may issue warrants. We may issue these securities in such amounts or in as many distinct series as we wish. This section summarizes the terms of these securities that apply generally. Most of the financial and other specific terms of any such series of securities will be described in the applicable prospectus supplement. Those terms may vary from the terms described here.

When we refer to a series of securities in this section, we mean all securities issued as part of the same series under any applicable indenture, agreement or other instrument. When we refer to the applicable prospectus supplement, we mean the prospectus supplement describing the specific terms of the security you purchase. The terms used in the applicable prospectus supplement generally will have the meanings described in this prospectus, unless otherwise specified in the applicable prospectus supplement.

Warrants

We may issue warrants, options or similar instruments for the purchase of our preferred stock, common stock, depositary shares or units. We refer to these collectively as “warrants.” Warrants may be issued independently or together with preferred stock, common stock, depositary shares or units, and may be attached to or separate from those securities.

Agreements

Each series of warrants may be evidenced by certificates and may be issued under a separate indenture, agreement or other instrument to be entered into between us and a bank that we select as agent with respect to such series. The warrant agent will act solely as our agent in connection with the warrant agreement or any warrant certificates and will not assume any obligation or relationship of agency or trust for or with any warrant holders. Copies of the forms of agreements and the forms of certificates representing the warrants will be filed with the SEC near the date of filing of the applicable prospectus supplement with the SEC. Because the following is a summary of certain provisions of the forms of agreements and certificates, it does not contain all information that may be important to you. You should read all the provisions of the agreements and the certificates once they are available.

General Terms of Warrants

The prospectus supplement relating to a series of warrants will identify the name and address of the warrant agent, if any. The prospectus supplement will describe the terms of the series of warrants in respect of which this prospectus is being delivered, including:

•	the offering price;

•	the designation and terms of any securities with which the warrants are issued and in that event the number of warrants issued with each security or each principal amount of security;

•	the dates on which the right to exercise the warrants will commence and expire, and the price at which the warrants are exercisable;

•	the amount of warrants then outstanding;

•	material U.S. federal income tax consequences of holding or exercising these securities; and

•	any other terms of the warrants.

Warrant certificates may be exchanged for new certificates of different denominations and may be presented for transfer of registration and, if exercisable for other securities or other property, may be exercised at the warrant agent’s corporate trust office or any other office indicated in the prospectus supplement. If the warrants are not separately transferable from any securities with which they were issued, an exchange may take place only if the certificates representing the related securities are also exchanged. Prior to exercise of any warrant exercisable for other securities or other property, warrant holders will not have any rights as holders of the underlying securities, including the right to receive any principal, premium, interest, dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Modification Without Consent

We and the applicable warrant agent may amend any warrant or warrant agreement without the consent of any holder:

•	to cure any ambiguity;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only warrants to be issued after the changes take effect. We may also make changes that do not adversely affect a particular warrant in any material respect, even if they adversely affect other warrants in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected warrant; we need only obtain any required approvals from the holders of the affected warrants.

Modification With Consent

We and any agent for any series of warrants may also amend any agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the warrants of any series affected by such amendment. However, no such amendment that:

•	increases the exercise price of such warrant;

•	shortens the time period during which any such warrant may be exercised;

•	reduces the number of securities the consent of holders of which is required for amending the agreement or the related warrants; or

•	otherwise adversely affects the exercise rights of warrant holders in any material respect;

may be made without the consent of each holder affected by that amendment.

DESCRIPTION OF STOCK PURCHASE CONTRACTS WE MAY OFFER

This section outlines some of the provisions of the stock purchase contracts, the stock purchase contract agreement and the pledge agreement. This information is not complete in all respects and is qualified entirely by reference to the stock purchase contract agreement and pledge agreement with respect to the stock purchase contracts of any particular series. The specific terms of any series of stock purchase contracts will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the specific terms of any series of stock purchase contracts may differ from the general description of terms presented below.

Unless otherwise specified in the applicable prospectus supplement, we may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock, depositary shares or other security or property at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock, depositary shares or other security or property. The consideration per share of common stock or preferred stock or per depositary share or other security or property may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by us or on our behalf of shares of the underlying security or property or, they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security or property. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, or other securities or property, securing the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock, depository shares or other security or property under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

The securities related to the stock purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts or in the event other securities, cash or property is made subject to the pledge agreement in lieu of the pledged securities, if permitted by the pledge agreement, or as otherwise provided in the pledge agreement. Subject to such security interest and the terms of the stock purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to us or the stock purchase contract agent, as provided in the pledge agreement. The purchase agent will in turn distribute payments it receives as provided in the stock purchase contract agreement.

DESCRIPTION OF UNITS WE MAY OFFER

This section outlines some of the provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

We may issue units comprised of shares of common stock, shares of preferred stock, stock purchase contracts, warrants and other securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement;

•	the price or prices at which such units will be issued;

•	the applicable U.S. federal income tax considerations relating to the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any other terms of the units and of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Warrants We May Offer,” “Description of Stock Purchase Contracts We May Offer,” “Description of Common Stock We May Offer” and “Description of Preferred Stock We May Offer” will apply to the securities included in each unit, to the extent relevant.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement.

Modification Without Consent

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity; any provisions of the governing unit agreement that differ from those described below;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•	impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•	reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•	If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under Trust Indenture Act

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

The unit agreements and the units will be governed by Delaware law.

Form, Exchange and Transfer

We will issue each unit in global — i.e., book-entry — form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We will describe book-entry securities and other terms regarding the issuance and registration of the units in the applicable prospectus supplement.

Each unit and all securities comprising the unit will be issued in the same form.

If we issue any units in registered, non-global form, the following will apply to them:

•	The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

•	Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

•	Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

•	If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

•	Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

In making payments and giving notices with respect to our units, we will follow the procedures as described in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

The following summary description of our common stock is based on the provisions of our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). This description is not complete and is subject to, and is qualified in its entirety by reference to our Certificate of Incorporation, Bylaws and the applicable provisions of the DGCL. For information on how to obtain copies of our Certificate of Incorporation and Bylaws, see “Where You Can Find More Information.”

We may offer common stock issuable upon the conversion of debt securities or preferred stock, the exercise of warrants and pursuant to stock purchase contracts.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of November 17, 2006, we had 38,876,143 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights.  The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends.  Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. We may pay dividends consisting of shares of common stock to holders of shares of common stock.

Other Rights.  Upon the liquidation, dissolution or winding up of our company, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock, subject to the preferential rights of any preferred stock then outstanding. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

Our certificate of incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management. There are no shares of preferred stock currently outstanding.

Indemnification Matters

Our Certificate of Incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. This provision does not alter a director’s liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our Bylaws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of us. Our Bylaws also provide for the advancement of expenses to directors and, in the discretion of our board of directors, officers and non-officer employees. In addition, our Bylaws provide that the right of directors and officers to indemnification shall be a contractual right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors’ and officers’ insurance against certain liabilities. We believe that the limitation of liability and indemnification provisions of our Certificate of Incorporation and Bylaws and directors’ and officers’ insurance, will assist us in attracting and retaining qualified individuals to serve as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be provided to our directors or officers, or persons controlling our company as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted.

Provisions of Our Certificate of Incorporation and By-Laws That May Have Anti-Takeover Effects

Certain provisions of our Certificate of Incorporation and Bylaws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which particular stockholders may deem to be in their best interests.

These provisions also could have the effect of discouraging open market purchases of our common stock because these provisions may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or elect a new director to our board.

Classified Board of Directors.  Our board of directors is divided into three classes serving staggered three-year terms, with one-third of the board being elected each year. Our classified board, together with certain other provisions of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board, may prevent a stockholder from removing, or delay the removal of, incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by such removal with its own nominees.

Director Vacancies and Removal.  Our certificate of incorporation provides that the affirmative vote of a majority of the remaining directors is necessary to fill vacancies in our board of directors, except for any directorship that is to be filled exclusively by holders of preferred stock. Our Certificate of Incorporation provides that directors, other than those elected exclusively by the holders of preferred stock, may be removed from office only with cause and only by the affirmative vote of holders of at least seventy-five percent of the shares then entitled to vote in an election of directors.

No Common Stockholder Action by Written Consent.  Our Certificate of Incorporation provides that any action required or permitted to be taken by the holders of our common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

Special Meetings of Stockholders.  Our Certificate of Incorporation and Bylaws provide that only our board of directors may call a special meeting of stockholders. Our Bylaws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

Advance Notice of Director Nominations and Stockholder Proposals.  Our Bylaws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. A stockholder’s notice of a director nomination or proposal will be timely if delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.

Amendment of the Certificate of Incorporation.  As required by Delaware law, any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to common stockholder action by written consent, directors (other than those provisions contained in any certificate of designation relating to preferred stock), limitation of liability and the amendment of our certificate of incorporation must be approved by not less than seventy-five percent of the outstanding shares entitled to vote with respect to such amendment.

Amendment of By-Laws.  Our Certificate of Incorporation and Bylaws provide that our Bylaws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least seventy-five percent of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Statutory Business Combination Provision

We are subject to Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from completing a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years after the date such person became an “interested stockholder” unless:

•	before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

•	following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation’s outstanding voting stock.

The term “business combination” includes mergers, consolidations, asset sales involving 10% or more of a corporation’s assets and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our Certificate of Incorporation nor our Bylaws contain any such exclusion.

Trading on the American Stock Exchange

Our common stock is listed on the American Stock Exchange under the symbol “IMA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

The following description summarizes the material provisions of the preferred stock we may offer. This description is not complete and is subject to, and is qualified in its entirety by reference to our Certificate of Incorporation, Bylaws and the applicable provisions of the DGCL. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. Any series of preferred stock we issue will be governed by our Certificate of Incorporation (as amended and in effect as of the date of such issuance) and by the certificate of amendment related to that series. We will file the certificate of amendment with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series of authorized preferred stock.

Authorized Preferred Stock

Our Certificate of Incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series.

DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER

This section outlines some of the provisions of the deposit agreement to govern any depositary shares, the depositary shares themselves and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares related to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the applicable prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

Interest in a Fractional Share, or Multiple Shares, of Preferred Stock

We may, at our option, elect to offer depositary shares, each of which would represent an interest in a fractional share, or multiple shares, of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent an interest in a fractional share, or multiple shares, of preferred stock as described in the prospectus supplement.

Deposit Agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its interest in a fractional share, or multiple shares, of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement. We will distribute depositary receipts to those persons purchasing such depositary shares in accordance with the terms of the offering made by the related prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary shareholders.

The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes and governmental charges.

Withdrawal of Stock

Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary receipts is entitled to have the depositary deliver to such holder the applicable number of shares of preferred stock underlying the depositary shares evidenced by the surrendered depositary receipts. There may be no market, however, for the underlying preferred stock and once the underlying preferred stock is withdrawn from the depositary, it may not be redeposited.

Redemption and Liquidation

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement.

Voting

Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the prospectus supplement.

Amendment and Termination of Deposit Agreement

We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless holders of a majority of the outstanding depositary shares approve that amendment. No amendment, however, may impair the right of any depositary shareholder to receive any money or other property to which he may be entitled under the terms of the deposit agreement at the times and in the manner and amount provided for therein. We or the depositary may terminate a deposit agreement only if:

•	we redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

•	all outstanding depositary shares have been converted (if convertible) into shares of common stock or another series of preferred stock; or

•	there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

The deposit agreement will contain provisions relating to adjustments in the fraction of a share of preferred stock represented by a depositary share in the event of a change in par value, split-up, combination or other reclassification of the preferred stock or upon any recapitalization, merger or sale of substantially all of our assets.

Neither the depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement, or subject to any liability under the deposit agreement to holders of depositary receipts other than for the relevant party’s gross negligence or willful misconduct. The obligations of each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

HOW WE PLAN TO OFFER AND SELL THE SECURITIES

We may sell the securities in any one or more of the following ways:

•	directly to investors;

•	to investors through agents;

•	to dealers;

•	through a special offering, an exchange distribution or a secondary distribution in accordance with applicable American Stock Exchange or other stock exchange rules;

•	through underwriting syndicates led by one or more managing underwriters; and

•	through one or more underwriters acting alone.

Any underwritten offering may be on a best efforts or a firm commitment basis. We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the prevailing market prices.

In the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The applicable prospectus supplement will, where applicable:

•	identify any such underwriter or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate to all underwriters and agents;

•	identify the amounts underwritten; and

•	identify the nature of the underwriter’s obligation to take the securities.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the American Stock Exchange. Common stock sold pursuant to a prospectus supplement will be listed on the American Stock Exchange, subject to the American Stock Exchange’s approval of the listing of the additional shares of common stock sold. We may elect to list any series of securities other than common stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of securities.

Until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discourages resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act.

Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our customers in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. Our SEC file number is 001-16789. We incorporate by reference the specific documents listed below.

•	Annual Report on Form 10-K for the year ended December 31, 2005, which was filed on March 16, 2006, as amended by the Annual Report on Form 10-K/A filed on June 6, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which was filed on May 9, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which was filed on August 8, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which was filed on November 8, 2006;

•	Current Report on Form 8-K, event date June 17, 2005, which was filed on June 20, 2005, as amended by the Current Report on Form 8-K/A filed on August 31, 2005;

•	Current Report on Form 8-K, event date February 3, 2006, which was filed on February 8, 2006, as amended by the Current Report on Form 8-K/A filed on February 10, 2006;

•	Current Report on Form 8-K, event date February 24, 2006, which was filed on February 24, 2006 (Items 1.01, 3.02 and 8.01 only);

•	Current Report on Form 8-K, event date February 28, 2006, which was filed on March 3, 2006;

•	Current Report on Form 8-K, event date March 31, 2006, which was filed on April 5, 2006, as amended by the Current Report on Form 8-K/A filed on May 23, 2006;

•	Current Report on Form 8-K, event date May 15, 2006, which was filed on May 19, 2006;

•	Current Report on Form 8-K, event date May 16, 2006, which was filed on May 22, 2006;

•	Current Report on Form 8-K, event date June 7, 2006, which was filed on June 13, 2006;

•	Current Report on Form 8-K, event date July 17, 2006, which was filed on July 19, 2006;

•	Current Report on Form 8-K, event date August 15, 2006, which was filed on August 15, 2006;

•	Current Report on Form 8-K, event date August 21, 2006, which was filed on August 21, 2006;

•	Current Report on Form 8-K, event date August 23, 2006, which was filed on August 23, 2006;

•	Current Report on Form 8-K, event date November 17, 2006, which was filed on November 17, 2006; and

•	the description of our common stock contained in the Registration Statement on Form 8-A, which was filed on November 21, 2001, and all amendments and reports updating such description.

We also incorporate by reference any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus until the date on which this registration statement has been withdrawn. Those documents will become a part of this prospectus from the date that the documents are filed with the Securities and Exchange Commission.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453, Attn: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (781) 647-3900.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act, and we are required to file reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and information at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Inverness Medical Innovations, Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission’s website at http://www.sec.gov.

EXPERTS

The consolidated financial statements of our company as of December 31, 2004 and 2005, and for each of the years in the period then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated by reference in the prospectus constituting a part of this registration statement on Form S-3 have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The statements of net assets sold of The Lateral Flow Product Line of ACON Laboratories Inc. and affiliates as of December 31, 2005 and December 31, 2004, and the related statements of revenue and direct expenses for the years ended December 31, 2005 and December 31, 2004, incorporated by reference in the prospectus constituting a part of this registration statement on Form S-3 have been audited by BDO Seidman, LLP, independent auditors, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The statements of net assets sold of the Determine/Daina Screen Rapid Diagnostics Product Line (the “Product Line”) of Abbott Diagnostics Division of Abbott Laboratories as of February 28, 2005 and November 30, 2004 and 2003, and the related statements of net sales in excess of expenses for the three-month period ended February 28, 2005 and the years ended November 30, 2004, 2003 and 2002 (which statements are not intended to be a complete presentation of the Product Line’s assets, liabilities, revenues or expenses), are incorporated by reference in this registration statement from the Current Report on Form 8-K of Inverness Medical Innovations, Inc. as dated June 17, 2006, filed on June 20, 2005, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which report is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities we are offering will be passed upon by Jay McNamara, Esq., our Senior Counsel, Corporate & Finance. Mr. McNamara owns an aggregate of approximately 2,366 shares of our common stock, as well as options to purchase an additional 12,579 shares of our common stock. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.